Exhibit 10.14
First Amendment
to
Republic Services, Inc.
Executive Incentive Plan
Introduction
     Effective January 1, 2003, the Board of Directors adopted the amended, restated and renamed Republic Services, Inc. Executive Incentive Plan (the “Plan”), which was thereafter submitted to and approved by the shareholders of the Company.
     Pursuant to Section 7.3 of the Plan, the Compensation Committee of the Board of Directors of the Company is authorized to amend the Plan and in the exercise of that authority has amended the Plan as follows, effective as of January 30, 2007.
Amendment
     The Plan is amended by deleting the current provisions of Section 5.2 thereof in its entirety and, in lieu thereof, substituting the following:
5.2 Death, Disability or Retirement. In the event that a Participant dies or his or her employment is terminated by reason of Disability or Retirement after an Award has been granted to the Participant but before it has been determined to be earned pursuant to Section 4.2, there shall be paid to the Participant (or in the event of death, to the Participant’s Beneficiary or estate) an amount equal to the full targeted Award that the Committee was authorized in accordance with the Award Formula to pay to the Participant pursuant to Section 4.3 had his or her employment continued through the end of the Performance Period and had all Performance Goals been met. Payment of all such Awards shall be made within thirty (30) days following the date of termination of the Participant’s employment as a result of death, Disability or Retirement.